Exhibit 10.1

SHARE PURCHASE AGREEMENT

BETWEEN

CHINA TMK BATTERY SYSTEMS INC.

MR. WU, HE-NIAN

(吳合年)

AND

CHINA DEVELOPMENT INDUSTRIAL BANK

Share Purchase Agreement

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is entered into as of this 28 day of May , 2011 between :

(1)

China TMK Battery Systems Inc., a company limited by shares organized and existing under the laws of Nevada, with its principal offices at Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen 518109, People’s Republic of China (the “Seller”);

(2)	Wu, He-Nian (吳合年), chairman of the Seller (the “Founder”); and

(3)

China Development Industrial Bank, a corporation organized and existing under the laws of the Republic of China (the “ROC”) with its principal office at 125 Nanking East Road, Section 5, Taipei, ROC (the “Buyer” or “CDIB”).

(The Seller, the Buyer and the Founder are each referred to herein as a “Party” and are collectively referred to as the “Parties”)

WHEREAS:

(1)

The Seller desires to raise capital from one or more accredited investors by means of an issuance of up to 5,000,000 shares of the Seller’s preferred stock, par value $0.001 per share for aggregate total cash consideration of up to US$10,000,000, at no less than US$2.00 per share (the “Capital Raise”). As of the date hereof, the Seller has a registered and paid-in capital in the amount of US$36,888, divided into 36,888,000 shares of common stock, a par value of US$0.001 per share;

(2)

The Seller is in the process of acquiring Loyal Top Capital Investment Limited (“Loyal Top”), a company organized and existing under the laws of Hong Kong, with its principal offices at Rooms 1901-2, Park-In Comm Ctr, 56 Dundas St, KL, and its wholly-owned subsidiary operated in the PRC, Shenzhen DongFang Hualian Technology Ltd. (“SDHT”), by means of a share exchange transaction, whereby the sole shareholder of Loyal Top, Mr. Tang WaiPo, will transfer his equity interest in Loyal Top to Leading Asia Pacific Investment Limited (“Leading Asia”), the Seller’s wholly-owned British Virgin Islands subsidiary, with its principal offices at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, in exchange for a certain number of shares of the Seller’s common stock (the “Common Stock”), par value of US$0.001 per share; and the closing date of such acquisition is scheduled on May, 2011 (the “Acquisition”);

(3)	SDHT is currently in the process of applying to become a wholly owned foreign entity owned by Loyal Top (the “WOFE Application”); and

(4)

The Seller intends to apply for the listing of its shares on the Nasdaq Stock Exchange or any other national exchange, in connection with an re-offering of its shares to the public (the “Listing”, and any such offering of shares to the public, shall be referred to as an “IPO”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the Parties agree as follows:

Article 1. Commitment

1.1

Subject to the terms and conditions hereof, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller on the Closing Date (as such term is defined in Article 5), 5,000,000 shares of preferred stock, par value $0.001 of the Seller, issued pursuant to the Capital Raise (the “Preferred Shares”), at a purchase price of US$2 per share, or an aggregate amount of US$10,000,000 (the “Purchase Price”) paid to the Seller or its duly authorized agent.

1.2

The taxes imposed in relation to, among others, the issuance of Preferred Shares or transfer of Common Stock and/or Escrow Shares shall be borne by the relevant Party in accordance with the applicable laws and regulations of the relevant jurisdiction.

1.3	Closing of the transactions contemplated by the purchase and sale of the Preferred Shares hereunder (the “Transaction”) shall be effected in accordance with Articles 2 and 5 hereof.

Article 2. Conditions Precedent to Closing

2.1

Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to proceed with the Closing is subject to the satisfaction of all of the following conditions precedent (any one or more of which may be waived by the Buyer in writing):

(1)	The representations and warranties of the Seller set out in Article 3 herein shall remain true and correct at the time on the date whereon this Agreement is entered and as of the Closing Date;

(2)

The Seller shall have taken all necessary corporate actions in accordance with its articles of incorporation and/or internal guidelines to authorize its execution, delivery and performance of this Agreement;

(3)	There shall exist no pledge, lien, security interest or any other encumbrance over the Preferred Shares as of the Closing Date;

(4)

The Seller shall have performed and complied with all agreements, covenants, undertakings, obligations and conditions required by this Agreement to be performed or complied with by the Seller on or prior to Closing;

(5)

There shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Transaction by any government or governmental authority and there shall not be in effect an order entered by any court which, (i) makes the consummation of the Transaction illegal; or (ii) will have a material adverse effect in the status or the ability of the Buyer to consummate the Transaction; or (iii) imposes material limitations on the ability of the Seller effectively to transfer full rights of ownership of the Preferred Shares to the Buyer;

(6)

At the Closing, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened by or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain material damages or other relief in connection with this Agreement or the consummation of the Transaction, and no investigation that might result in any such suit, action or proceeding, shall be pending or threatened;

(7)

The Seller shall have provided the Buyer with the financial due diligence report compiled by the certified public accountant designated or approved by the Buyer and the legal due diligence report produced by the law firm designated or approved by the Buyer conducted on the Seller’s wholly owned PRC operating subsidiary, TMK Power Industries Ltd. (“TMK”) and SDHT for the purpose of the Acquisition (the “Acquisition DD”);

(8)

The relevant escrow agreement (the “Escrow Agreement”) for securing the Seller’s performance of obligations under Articles 4.2, 4.3 and 4.4 hereof, shall have been entered into by and between the Seller, the Buyer and Escrow LLC (the “Escrow Agent”), whereby, the Seller agrees to deposit with the Escrow Agent, irrevocable instructions to the Seller’s transfer agent to issue a total of 5,000,000 shares of the Seller’s common stock, (the “Escrow Shares”), upon the receipt of notice from the Buyer of the Seller’s failure to fulfill such obligations;

(9)	With respect to the WOFE Application, the approval from 深圳市科技工贸和信息化委员会of the PRC, shall have been obtained; and

(10)	With respect to the Acquisition, the equity transfer agreement by and among the Seller, Leading Asia, Loyal Top and the shareholder of Loyal Top shall have been duly executed.

2.2

Conditions Precedent to the Seller’s Obligations. The obligation of the Seller to proceed with the Closing is subject to the satisfaction of the following conditions precedent (any one or more of which may be waived by the Seller in writing):

(1)

The Buyer shall have obtained all appropriate ROC government approvals, including and without limitation, the approvals of the ROC Investment Commission of the Ministry of Economic Affairs for the Buyer to purchase and acquire the Preferred Shares;

(2)	The representations and warranties of the Buyer set out in Article 3 herein shall remain true and correct at the time on the date whereon this Agreement is entered and as of the Closing Date; and

(3)

The Buyer shall have taken all necessary corporate actions in accordance with its articles of incorporation and/ or internal guidelines to authorize its execution, delivery and performance of this Agreement.

Article 3. Representations and Warranties

3.1	Seller. The Seller represents and warrants to the Buyer that:

(1)	The Seller has full and complete power and authority to sell, transfer and convey to Buyer the Preferred Shares.

(2)	The Preferred Shares are fully paid and free and clean of any pledges, liens or other encumbrances or restrictions of whatever nature.

(3)

The Seller is legally competent to enter into this Agreement and has obtained all corporate approvals necessary for the valid execution, delivery and performance hereof. The consummation of the transaction contemplated hereby will not violate or be in conflict with any agreement to which the Seller is party and this Agreement constitutes the legal, valid and binding obligations of the Seller enforceable against them in accordance with its terms.

(4)	There is no legal proceeding pending or threatened against the Seller, which shall have material adverse effects on the consummation of the transaction contemplated hereby.

3.2	Buyer. The Buyer represents and warrants to the Seller on the Closing Date that:

(1)	The Buyer has obtained all corporate approvals necessary and appropriate for the valid execution, delivery and performance hereof.

(2)

The Buyer is legally competent to acquire the Preferred Shares and this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

(3)	There is no legal proceeding pending or threatened against the Buyer which shall have material adverse effects on the consummation of the transaction contemplated hereby.

Article 4. Covenants

The Seller covenants to the Buyer its commitments and obligations as follows:

4.1

Board Seat. Within 30 days from the date hereof, the Seller shall use its best endeavors to call for or cause to be held a special meeting of its Board of Directors to elect CDIB or the individual nominated by CDIB as the Seller’s new Director.

4.2	Target Market Value.

4.2.1

The market value of the Seller shall not be lower than, (a) in the event that the Listing is achieved prior to and including December 31, 2011, US$160,000,000, and (b) in the event that the Listing is achieved after December 31, 2011, the sum of US$160,000,000 plus a return on the Purchase Price at an internal return rate of 35% per annum (net of tax) (in either case, the “Target Market Value”). For the avoidance of doubt, the calculation of the market value referred to herein shall not include the capital injected by means of any equity sales launched during the period between the closing of Capital Raise and the Listing.

4.2.2

In the event that the market value of the Seller does not meet the Target Market Value, upon the Buyer’s written notice, the Seller shall issue and deliver, within 30 days after receipt of the Buyer’s written notice of such failure, such number of additional shares of Common Stock (the “TMV Stock”) to the Buyer (rounded to the nearest one share) in accordance with the following formula:

S1 = (B – M×P1 ) × H ÷ P1

Whereas,

S1 shall mean the number of the TMV Stock to be issued and delivered.

B shall mean (a) US$160,000,000 or (b) the sum equivalent to US$160,000,000 plus a return on the Purchase Price (net of tax) at an internal return rate of 35% per annum, as applicable in accordance with this Article 4.2.1.

M shall mean the total number of Common Stock (calculated on an as-converted and fully diluted basis) which consist of (1) 36,888,000 issued and outstanding Common Stock, (2) outstanding warrants exercisable for 3,401,320 shares of Common Stock, (3) 8,108,108 shares of Common Stock to be issued as consideration of the Acquisition and (4) the Preferred Shares to issued in the Capital Raise, as converted to Common Stock (the “Aggregate Common Stock”).

P1 shall mean the issue price of an IPO or, if such price is not available, the 5-day average share price of the week immediately following the Listing.

H shall mean the Buyer’s ownership accounting for the Aggregate Common Stock in the Seller on the date hereof calculated on an as-converted and fully diluted basis.

4.2.3

If the Seller does not meet the Target Market Value and the Seller fails to issue the TMV Stock, in accordance with Article 4.2.2 hereof, then the Buyer shall have the right to satisfy such obligation by providing written notice to the Escrow Agent to effect the issuance and delivery of such amount of Escrow Shares equal to the TMV Stock, up to the total number of Escrow Shares.

4.3	Target Net Profit.

4.3.1

The Seller’s net profit after tax in 2011 shall not be lower than US$20,000,000 (the “Target Net Profit”). For the avoidance of doubt, the net profit after tax shall be calculated based on the Seller’s audited consolidated financial statements for the fiscal year of 2011 incorporating the net profit after tax of SDHT starting from January 1, 2011, through the closing date of the Acquisition, based on the audited stand-alone financial statements of SDHT for the fiscal year of 2011 (the “Net Profit”).

4.3.2

In the event that the Seller’s net profit after tax in 2011 does not meet the Target Net Profit, upon the Buyer’s written notice, the Seller shall, within 30 days after receipt of the Buyer’s written notice, transfer such number of the Seller’s common stock to the Buyer (rounded to the nearest share) (the “TNP Stock”) in accordance with the following formula:

S2 = { I ÷ ( Pf × P/E ) – H}× M

Whereas,

S2 shall mean the number of the TNP Stock to be issued and delivered.

I shall mean the total Purchase Price in an amount of US$10,000,000.

Pf shall mean the actual Net Profit.

P/E shall mean the fixed price earning ratio of 5.6.

4.3.3

If the Target Net Profit is not met and the Seller fails to issue the TNP Stock, in accordance with Article 4.3.2 hereof, then the Buyer shall have the right to satisfy such obligation by providing written notice to the Escrow Agent to effect the issuance and delivery of such amount of Escrow Shares equal to the TNP Stock, up to the total number of Escrow Shares. This Article 4.3 shall remain effective and in full force after the Registration.

4.4	Redemption.

4.4.1

If any of the following events occurs (each a “Redemption Event”), the Seller shall, upon the Buyer’s written notice, redeem any Preferred Shares held by the Buyer by making a cash payment to the Buyer of a sum equal to the Purchase Price for such Preferred Shares, plus a return on such Purchase Price at an internal return rate of 15% per annum (net of tax) (the “Redemption Price”).

(1)	the Listing fails to occur by the third anniversary of the date hereof;

(2)	the WOFE Application fails to be completed within 3 months after obtaining of the relevant approvals referred to in Article 2.1(9) ; or

(3)

the Acquisition fails to be consummated under any and all applicable laws and regulations of Hong Kong within 3 months after execution of the equity transfer agreement referred to in Article 2.1(10), as confirmed by a legal opinion issued by the Seller’s Hong Kong counsel.

4.4.2	If the Seller fails to redeem the Preferred Shares following a Redemption Event, in accordance with Article 4.4.1 hereof, the Buyer shall have the right to satisfy such obligation by providing written notice to the Escrow Agent to effect the issuance and delivery of such amount of Escrow Shares as has a fair market value equal to the Redemption Price, up to the total number of Escrow Shares (the “Redemption Shares”).

4.5

Registration. The Seller shall, at any time prior to the Listing as requested by, and upon the written notice from, the Buyer, convert the number of Preferred Shares specified by the Buyer into the exact same number of Common Stock of the Seller and effect the registration of such shares with the United States Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Registration”).

4.6

Right of Co-Sale. In the event that the Seller conducts an IPO after the Listing, the Buyer shall have the right, exercisable upon written notice to the Seller, to co-sell in such IPO, up to one fifth of the shares of Common Stock held at such time by the Buyer.

4.7

Anti-Dilution Right. In the event that the Seller issues additional shares of Common Stock at a purchase price of less than US$2, the purchase and sale hereunder shall be deemed to have occurred at such lower price and the Seller shall promptly issue such additional shares of preferred stock (or equivalent common stock) to the Buyer, to total the amount of Preferred Stock that the Buyer would have received had it effected the purchase and sale hereunder for such lower purchase price.

4.8	Information Right. The Seller shall, commencing on the date hereof, for so long any Preferred Shares are outstanding:

(1)

provide the Buyer with the audited annual financial statements (including balance sheet, profit and loss statement and cash flow statement) of the Seller and its subsidiaries as soon as such are available to the Seller, prepared in accordance with U.S. generally acceptable accounting principles;

(2)	provide to the Buyer with the monthly management accounts of the Seller and its subsidiaries as soon as such are available to the Seller;

(3)	before taking any act in relation thereto, inform the Buyer any material change in the business scope, nature, activities and business direction by the Seller and/or its subsidiaries; and

(4)	before taking any act in relation thereto, inform the Buyer any acquisition, merger, consolidation, spin-off or joint venture by the Seller and/or its subsidiaries.

4.9

Pledge Agreement. Immediately following the expiration of certain Lockup Agreements, dated February 10, 2010, entered into by and between the Company and each of its officers, directors and affiliates, including each of the Founder and Li Guifang, the Seller and/or the Founder shall, by itself and/or himself, or procure Li Guifang and Unitech International Investment Holdings Limited to, enter into a share pledge agreement with the Buyer to create a security interest in favor of the Buyer in lieu of the Escrow Agreement and escrow arrangement herein and therein. Failure to perform the obligation of this Article 4.9 shall be deemed to constitute a breach of this Agreement.

Except as otherwise disclosed to the Buyer with valid and effective documents/evidence prior to the date hereof, the Seller acknowledges and undertakes that the terms and conditions stipulated in the Escrow Agreement shall supersede and prevail over any and all restrictions, limitations, arrangement or agreement, to the extent contrary to the establishment of the escrow account and deposit of the Escrow Shares.

Article 5. Closing

5.1

The purchase and sale of the Preferred Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date that is 3 business days after all condition precedents set forth in Article 2 of this Agreement have been satisfied or duly waived by the relevant parties, or at such other time and date as may be mutually agreed upon by the Buyer and Seller (the “Closing Date”).

5.2	On the Closing Date:

(1)

The Seller shall (i) deliver to the Buyer, free and clear of any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, security interest, or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any third party, the share certificates registered in the name of the Buyer or the individual designated by the Buyer, (ii) enter the Buyer in the register of members of the Seller as a holder of the Preferred Shares evidencing the Buyer ‘s Preferred Shares as having been issued and credited as fully paid, and (iii) deliver to the Buyer a certified true copy of the register of members of the Seller reflecting the issuance of the Preferred Shares subscribed by the Buyer.

(2)	The Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the bank account designated by the Seller.

Article 6. Assignment

Each party to this Agreement shall not assign to any third-party any of its rights and obligations acquired under this Agreement without written prior consent of the other parties hereto except that, the assignment is between the affiliates and/or between parent and subsidiaries. Under the exception, a 10-day advanced notification shall be given to the other parties.

Article 7. Termination

7.1	This Agreement may be terminated:

(1)	at any time before Closing, by mutual written agreement of the Seller and the Buyer; or

(2)	by either the Seller or the Buyer, immediately upon written notice to the other Party, in the event Closing does not occur on or before the deadline specified in Article 5.1 hereof.

7.2	In event of termination of this Agreement, the provisions of Articles 8 to 11 shall survive.

Article 8. Governing Law and Jurisdiction

8.1	This Agreement shall be construed, interpreted and governed by the internal laws of the State of New York without regard to the principles of conflicts of law thereof that would apply any other law.

8.2

The Parties hereto hereby agree that any and all disputes arising out of this Agreement shall be submitted to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

Article 9. Indemnification

9.1

Each of the Seller, the Buyer and the Founder shall indemnify and hold the other Parties hereto (“Indemnified Party”) harmless from and against any damages, losses, costs, expenses, claims, actions, assessments, fines, penalties and liabilities (“Losses”) suffered or incurred by an Indemnified Party or made against an Indemnified Party as a result of, caused by, or in any way relating to conditions, circumstances or occurrences which constitute or result in any breach of any representation, warranty, covenant or agreement of this Agreement (the “Indemnified Event”), to the extent that such Losses are attributable to the negligence or willful misconduct of the Indemnifying Party.

9.2

Without affecting the rights of a Party to recovery of actual and direct damages, under no circumstances shall any Party be liable to the other for consequential damages whether arising in contract, warranty, tort, strict liability, indemnity or otherwise.

Article 10. Entire Agreement

This Agreement and the Escrow Agreement referred to herein constitute the entire Agreement and understanding of the Parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings of the Parties hereto with respect to the transaction referred to hereunder.

Article 11. Miscellaneous

11.1

All notices and other communications to be made pursuant to this Agreement shall be given in writing and sent by hand delivery, registered mail or courier to the address of each Party as specified below or to such other address as such Party may notify the other Party in writing. Notices shall become effective upon arrival at the relevant address. In case of any change to such address, a 3-day prior written notice thereof shall be sent to relevant Party, otherwise, the notices and communications hereof shall remain be sent to the originals address thereof.

11.2	This Agreement shall become effective upon execution hereof. No amendment or change shall be made to this Agreement without the written consent of the Parties hereto.

11.3	No delay or failure by any Party in exercising any right hereunder shall operate as a waiver of such right and shall not preclude other or further exercise thereof or any other rights.

11.4

Any and all costs and expenses incurred by each Party in connection with the preparation, execution and performance of this Agreement shall be born by such Party; provided, that costs and expenses incurred arising from enforcement of rights or pursuing recourse by one Party due to the other’s failure to perform its obligation hereunder shall be borne by the defaulting Party.

11.5

The expenses incurred in relation to the Acquisition DD (the “DD Expenses”) and any relevant out-of-pocket expenses shall be born by the Seller. DD Expenses shall be limited to a maximum amount of US$150,000; DD Expenses exceeding the maximum amount shall be born equally by the Buyer and the Seller.

11.6

Wherever in this Agreement there is a reference to a specific number of Preferred Shares or Common Stock, upon the occurrence of, if applicable, any subdivision, combination or share dividend of the Preferred Shares or Common Stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BUYER

China Development Industrial Bank

By: /S/ Dzeng, Simon
Name: Dzeng, Simon
Title: President

Address For Notice:

125, Sec. 5, Nanjing East Rd., Taipei, 10504, Taiwan, ROC Email: sdzeng@cdibank.com Tel: _+8862 27638800

THE SELLER

China TMK Battery Systems Inc.

By: /S/ Wu, He-Nian
Name: Wu, He-Nian
Title: Chairman

Address For Notice:

San-Jun Industries, Hua-Wang Second Road,
Da-Lang Street, Bao-An District
Shenzhen 518109, China
Email: whn570389@263.net
Tel: +8675528109908

THE FOUNDER

By:  /S/ Wu, He-Nian
Wu, He-Nian

Address For Notice:

See Seller’s Address